Exhibit 99.2

Adagio Medical Appoints Deborah Kaster as Chief Business Officer

LAGUNA HILLS, CA, March 31, – Adagio Medical (Nasdaq: ADGM), a leading innovator in catheter ablation technologies for treatment of cardiac arrhythmias, is pleased to announce the appointment of Deborah Kaster as Chief Business Officer (CBO). Kaster brings more than 25 years of leadership experience in strategy, mergers and acquisitions, corporate finance, investor relations and strategic communications in the medical technology sector.

Most recently, Kaster served as Vice President of Investor Relations at Shockwave Medical, where she played a pivotal role in the company’s growth from IPO to its acquisition by Johnson & Johnson. During her time at Shockwave, the company’s stock price appreciated nearly 2000%, a testament to her strategic vision and communications expertise.

Kaster's career spans a wide range of roles where she has consistently demonstrated her ability to drive corporate strategy and business development. As Director of Business Development at Kyphon, she led the company in a competitive bidding process for St. Francis Medical Technologies, which resulted in Kyphon’s successful $725 million acquisition of St. Francis Medical and, almost immediately subsequent, the ultimate $4 billion acquisition of Kyphon by Medtronic.

“Debbie’s deep expertise in corporate strategy, business development and communications, combined with her relationships and experience on Wall Street, will be instrumental as Adagio Medical enters its next phase of growth,” said Todd Usen, Chief Executive Officer of Adagio Medical. “We are thrilled to welcome Debbie to the team and are confident that her leadership will drive value for our stakeholders and accelerate our mission to revolutionize treatment for patients with ventricular tachycardia.”

At Adagio Medical, Kaster will oversee business development, strategic partnerships, investor relations and corporate communications, working as part of the senior leadership team to advance the company’s objectives and vision.

“I am excited to join Adagio Medical at such a transformative time for the company,” said Kaster. “The potential to make a meaningful impact in the EP space is immense, and I look forward to contributing to Adagio’s success and helping drive the company’s growth strategy.”

Kaster’s distinguished career includes senior roles at Gilmartin Group and in the medical technology investment banking group at Piper Jaffray. She has advised and led strategic initiatives for numerous public and private companies in the medical technology sector. Kaster holds an MBA in Finance and Strategic Management from The Wharton School at the University of Pennsylvania and a Bachelor of Arts in Economics from Cornell University.

About Adagio Medical

Adagio Medical is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cryoablation (“ULTC”) technology. ULTC is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular tachycardia ("VT") with its purpose-built vCLAS catheter, which is CE Marked and is currently under evaluation in the FULCRUM-VT U.S. IDE Pivotal Study.

Contact:

Caroline Corner, PhD

ICR Healthcare

IR@adagiomedical.com